On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Capital Series including for each of its series John Hancock Classic Value Fund and John Hancock U.S. Global Leaders Growth Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Capital Series.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	93,253,845.75	1,003,192.75
Peter S. Burgess	93,284,442.42	972,596.08
William H. Cunningham	93,238,790.04	1,018,248.46
Grace K. Fey	93,266,253.59	990,784.90
Theron S. Hoffman	93,261,307.74	995,730.75
Deborah C. Jackson	93,277,843.63	979,194.87
Hassell H. McClellan	93,244,915.98	1,012,122.51
James M. Oates	93,261,039.57	995,998.93
Steven R. Pruchansky	93,233,715.95	1,023,322.55
Gregory A. Russo	93,345,049.67	911,988.82
Non-Independent Trustees
James R. Boyle	93,265,322.50	991,715.99
Craig Bromley	93,284,254.63	972,783.87
Warren A. Thomson	93,256,884.08	1,000,154.42